Filed pursuant to Rule 433

Registration Statement No. 333-74874

Final Term Sheet

January 22, 2007

Alcoa Inc.

$ 750,000,000 5.550% Notes due 2017

$ 625,000,000 5.900% Notes due 2027

$ 625,000,000 5.950% Notes due 2037

Issuer:	Alcoa Inc.

Title of Securities:	5.550% Notes due 2017 (the “2017 Notes”) 5.900% Notes due 2027 (the “2027 Notes”) 5.950% Notes due 2037 (the “2037 Notes”)

Trade Date:	January 22, 2007

Settlement Date (T+3 ):	January 25, 2007

Maturity Date:	2017 Notes: February 1, 2017 2027 Notes: February 1, 2027 2037 Notes: February 1, 2037

Aggregate Principal Amount Offered:	2017 Notes: $750,000,000 2027 Notes: $625,000,000 2037 Notes: $625,000,000

Price to Public (Issue Price):

2017 Notes: 99.748% plus accrued interest, if any, from January 25, 2007

2027 Notes: 99.685% plus accrued interest, if any, from January 25, 2007

2037 Notes: 99.624% plus accrued interest, if any, from January 25, 2007

Yield:	2017 Notes: 5.583% 2027 Notes: 5.927% 2037 Notes: 5.977%

Spread:	2017 Notes: +82 bps 2027 Notes: +108 bps 2037 Notes: +113 bps

Benchmark Treasury:	2017 Notes: T 4 5/8 11/15/16 2027 Notes: T 4 1/2 02/15/36 2037 Notes: T 4 1/2 02/15/36

Treasury Spot:	2017 Notes: 98-29+; 4.763% 2027 Notes: 94-20; 4.847% 2037 Notes: 94-20; 4.847%

Interest Rate:	2017 Notes: 5.550% per annum 2027 Notes: 5.900% per annum 2037 Notes: 5.950% per annum

Interest Payment Dates:	2017 Notes: Semi-annually on each February 1 and August 1, commencing August 1, 2007.

2027 Notes: Semi-annually on each February 1 and August 1, commencing August 1, 2007.

2037 Notes: Semi-annually on each February 1 and August 1, commencing August 1, 2007.

Optional Redemption:	2017 Notes: Make-whole at T + 12.5 bps 2027 Notes: Make-whole at T + 15 bps 2037 Notes: Make-whole at T + 20 bps

Joint Book-running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. J.P. Morgan Securities Inc.

Senior Co-Managers:	Barclays Capital Inc. Morgan Stanley & Co. Incorporated

Co-Managers:

ANZ Securities, Inc.

Banc of America Securities LLC

BNP Paribas Securities Corp.

HSBC Securities (USA) Inc.

Lehman Brothers Inc.

Mellon Financial Markets, LLC

Mitsubishi UFJ Securities International plc

Managers:	Banca Imi S.p.A BBVA Securities, Inc. National Australia Bank Limited RBC Capital Markets Corporation

CUSIPS:	2017 Notes: 013817AL5

2027 Notes: 013817AJ0

2037 Notes: 013817AK7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Citigroup Global Markets Inc. toll-free at 1-(877) 858-5407; (ii) Credit Suisse Securities (USA) LLC toll free at 1-(800) 221-1037; (iii) Deutsche Bank Securities Inc. toll-free at 1-(800) 503-4611; or (iv) J.P. Morgan Securities Inc. collect at 1-(212) 834-4533.